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                                                                    EXHIBIT 99.1

       HYDRIL EXPECTS FOURTH QUARTER 2003 REVENUE TO BE DOWN SEQUENTIALLY

Houston, December 17, 2003 / PRNewswire-FirstCall / -- Hydril (Nasdaq:HYDL) today announced that it expects fourth quarter revenue to be down slightly and operating income to be flat compared to the third quarter of 2003. A favorable product mix shift within premium connections and reduced tax consulting expenses are expected to support operating income despite reduced revenue. These results are below the company's previous expectations. Financial results for the company's fourth quarter ending December, 31 2003 will be discussed in a conference call scheduled to occur during the week of February 2, 2004.

Fourth quarter revenue in the pressure control segment is expected to be down approximately 10% from the third quarter of 2003, due principally to weaker aftermarket spare parts orders. Previously, the company had expected the aftermarket portion of its pressure control business to be slightly higher in the fourth quarter compared to the third quarter. In addition, recently announced plans to reduce capital expenditures by some drilling contractors have created a general spending reluctance that is negatively affecting aftermarket spares sales. As anticipated, revenue from capital equipment backlog will be approximately flat in the fourth quarter compared to the third quarter.

For the premium connection segment, revenue for the fourth quarter is expected to be approximately flat with the third quarter, which is lower than previously anticipated. Contrary to previous expectations, U.S. distributors continue to deplete their inventories in spite of a rising deep formation rig count. While distributor orders were trending up at the end of the third quarter, they have subsequently weakened during the fourth quarter, and as a result U.S. revenue will be down sequentially. The company's international premium connection business is expected to be up for the fourth quarter, as the company had anticipated.


Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connections and pressure control products used for oil and gas drilling and production.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements concerning expected fourth quarter results. These statements relate to future events and the company's future financial performance, including the company's business strategy, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission, include, but are not



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limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril's products, the impact of geo-political and other events affecting international markets and trade, Hydril's ability to remain on the leading edge of technology in its products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril's products. These factors may cause Hydril's or the industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.


Contact:     Sue Nutt
             Investor Relations
             (281) 985-3532